Exhibit 99.1

Pain Therapeutics, Inc.

Pain Therapeutics Announces Name Change to

Cassava Sciences, Inc.

- Focus is on Neurodegenerative Diseases -

AUSTIN, TX – March 27, 2019 – Pain Therapeutics, Inc. (Nasdaq: PTIE), a drug development company, announced a  company name change to Cassava Sciences, Inc., effective immediately.

The new name was chosen to better reflect the Company’s strategic focus on drug development for neurodegenerative diseases, such as Alzheimer’s disease.

Beginning March 28, 2019, Cassava Sciences will trade on NASDAQ under the new ticker symbol: SAVA.

“A new Company name is part of a larger rebranding effort around neurodegenerative diseases, such as Alzheimer’s disease,” said Remi Barbier, Chairman, President & CEO of Cassava Sciences.  “One thing that won’t change is our focus on developing potential breakthrough innovations and an unwavering dedication to improve people’s lives.  This emphasis has characterized our history and remains core to our strategy today.”

Cassava Sciences is in Phase II clinical testing with a new drug candidate to treat patients with Alzheimer’s disease.  The Company’s Phase II study is being conducted with scientific and financial support from the National Institutes of Health (NIH).

-more-

Cassava Sciences, Inc.

March 27, 2019

Overview of Cassava Sciences

Over the past ten years, we have developed a new and highly promising scientific approach for the treatment and detection of Alzheimer’s disease.  Importantly, our science does not seek to clear amyloid from the brain.    Our approach is to stabilize a critical protein in the brain.

Starting with basic research, we have identified a structurally altered protein in the brain, also called a ‘proteopathy’. This proteopathy plays a critical role in the neurodegeneration observed in Alzheimer’s disease.  Using scientific insight and advanced tools in biochemistry, bioinformatics and imaging, we have elucidated this protein dysfunction. We engineered a family of high-affinity small molecules to target the structurally altered protein and to restore this protein to its normal shape and function. Our drug candidate, PTI-125, is a small molecule that targets an altered form of a scaffolding protein called filamin A (FLNA). Study animals treated with PTI-125 showed significant improvements in neuronal function and decreases in neuroinflammation, resulting in cognitive improvement and slowing of disease progression.

In 2017, we successfully completed a Phase I clinical study with PTI-125.  In 2018, we initiated a Phase IIa study with PTI-125 in patients with mild-to-moderate Alzheimer’s disease, with scientific and financial support from the NIH.  In 2019, we expect to conclude our Phase IIa study and announce clinical results.

We are also developing an experimental biomarker/diagnostic, called PTI-125Dx, to detect Alzheimer’s disease with a simple blood test.  This program has financial support from the NIH.

The underlying science for our programs in neurodegeneration is published in several prestigious, peer-reviewed technical journals, including Journal of Neuroscience,  Neurobiology of Aging, and Journal of Biological Chemistry.

In addition, in 2018 the National Institute on Aging of the NIH awarded our scientific programs two research grants.  Collectively, these represent up to $6.7 million of non-dilutive financing.

-more-

Cassava Sciences, Inc.

March 27, 2019

About Alzheimer's Disease

Alzheimer’s disease is a progressive brain disorder that destroys memory and thinking skills. Eventually, a person with Alzheimer’s disease may be unable to carry out even simple tasks.  Currently, there are no drug therapies to halt Alzheimer’s disease, much less reverse its course. Alzheimer’s disease is likely to become one of the world’s most serious future health care crisis.

About Cassava Sciences, Inc.

Cassava Sciences is focused on the early detection and treatment of neurodegenerative diseases, such as Alzheimer’s.    Over the past ten years, we have combined state-of-the-art technology with new insights in neurobiology to develop novel solutions for Alzheimer’s disease. We own worldwide development and commercial rights to our research programs in Alzheimer’s disease, and related technology, without royalty obligations to any third-parties. For more information, please visit www.cassavasciences.com.

For More Information Contact:

Eric Schoen

Chief Financial Officer

Cassava Sciences, Inc.

(512) 501-2450

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act").  Cassava Sciences disclaims any intent or obligation to update these forward-looking statements and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such statements include, but are not limited to, statements regarding the timing of clinical studies and the potential benefits of the Company’s programs in Alzheimer’s disease including our ongoing Phase II program. The Company cautions that forward-looking statements are inherently uncertain. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the ability to demonstrate the specificity, safety, efficacy or potential health benefits of our product candidates.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release.    For further information regarding these and other risks related to our business, investors should consult our filings with the U.S. Securities and Exchange Commission (SEC), which are available for free on the SEC's website at www.sec.gov.

###